Dated 28 June 2007
PERPETUAL PLC

RULES

of the

PERPETUAL UNAPPROVED SHARE OPTION SCHEME

Scheme adopted on the 11 March 1987

The scheme rules incorporate amendments made on the following dates:

29 November 1990
21 May 1993
10 January 1997
11 January 1999

Amended by Board resolution on ● 2007
(amendments at 7(F) and 7(G))

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

Ref G Rowlands-Hempel

DEFINITIONS AND INTERPRETATION
(A)	In this Scheme the following words or expressions shall have the meanings respectively assigned to them as follows:

“Accounting Date” means the 30 September in any year, or any other date which is for the time being the Company’s accounting reference date (within the meaning of sections 224 and 225 of the Companies Act 1985);

the “Act” means the Income and Corporation Taxes Act 1988;

the “Board” means the Board of Directors of the Company, or a duly constituted committee of the Board;

the “Company” means Perpetual plc, registered in England under No. 1101042 and any successor corporation;

“company” (with a small “c”) means, except where the context otherwise requires, any body corporate, unincorporated association or (subject to section 468 of the Act) trustees of an authorised unit trust, but does not include a partnership, a local authority or a local authority association;

“Control” has the same meaning as in section 840 of the Act;

“control” (with a small “c”) shall bear its ordinary meaning according to its context;

“Employee” means an individual who is a director or employee of the Company and/or of any Participating company, including an individual who is required to devote only part of his working time to the service of any such Company or companies;

the “Grant Date”, in relation to an Option, means the date on which the Option is granted, which is the date when the Board passes a resolution to that effect in accordance with Rule 4(C);

“Market value”

(a)

in respect of any shares which are admitted to the Official List of The Stock Exchange, means the average (rounded up where necessary to the nearest whole penny) of the middle market quotations of such a share as derived from the Daily Official List of The Stock Exchange for the three days immediately preceding the date for which the Market value of the share [fells] to be determined, being days on which The Stock Exchange is open for the transaction of business; and

(b)	in respect of any other shares (including Shares), shall be determined for the purposes of the Scheme by the auditors of the Company in accordance with Part VIII of the Capital Gains Tax Act 1979;

“Option” means an option granted pursuant to this Scheme and conferring a right on the grantee to require the Company to issue to him a specified number of Shares at a specified price per Share, and complying with the other requirements of this Scheme;

“Ordinary share capital”, in relation to a company, means all the issued share capital (by whatever name called) of the company, other than capital the holders whereof have a right to a dividend at a fixed rate, but have no other right to share in the profits of the company;

“Participant” means any individual who has been granted any Option which has not been fully exercised and which remains in existence, or, if such an individual dies, his personal representatives;

“Participating company”, subject to any resolution of the Boars to the contrary, this Scheme shall extend to any company which shall for the time being be both:

(a)	under the Control of the Company; and
(b)	a “subsidiary” of the Company within the meaning of section 736 of the Companies Act 1985,

and any such company to which this Scheme shall for the time being extend is referred to herein as a “Participating company”;

“Quoted”; references to shares being “Quoted” on a Recognised Stock Exchange do not include shares dealt in on the Unlisted Securities Market or the third Market of The Stock Exchange;

“Recognised Stock Exchange” means The Stock Exchange and any stock exchange outside the United Kingdom designated as a recognised stock exchange by the Inland Revenue for the purposes of section 841 of the Act;

“Rule” means a rule of this Scheme, or, where the context so admits or requires, any sub-rule or paragraph of such a rule;

“Scheme” means all the Rules of this share option scheme, as altered from time to time;

“Share” means an ordinary share in the capital of the Company and having a nominal value of 10p;

“Starting Date” means the date on which the Scheme is first adopted by the Company;

“The Stock Exchange” means The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or any successor body operating the London Stock Exchange.

(B)

References herein to any statutory provision shall include references to any statutory modification or re-enactment thereof for the time being in force. Where the context permits the singular shall include the plural, and vice versa, and the masculine shall include the feminine.

(C)	This Scheme shall be known as “The Perpetual Unapproved Share Option Scheme”.
2	ELIGIBILITY
(A)	No Option shall be granted to any person who is not an Employee.
(B)	No Option shall be granted to, or exercised by, any person who would not, in accordance with paragraph 8 of Schedule 9 to the Act, be eligible to participate in the Scheme if the Scheme were capable of being, and had been, approved by the Inland Revenue in accordance with Schedule 9 to the Act.

(C)	For the avoidance of doubt, it his hereby declared that:
i.	no Employee shall be entitled as of right to be granted any Option; and
ii.	the discretion conferred upon the Board by Rule 4(A) is absolute and unfettered and extends to:
(a)	selecting Employees to whom Options may be granted; and
(b)	determining (subject always to the limits imposed by this Scheme) the number of Shares in respect of which any Option may be so granted.
3	INVITATIONS FOR OPTIONS
(A)	Each invitation to apply for an Option shall:
i.	specify the maximum number of Shares to which the Option may relate;
ii.	specify the sum of £1 as the price for which the Option may be granted;
iii.	specify the price payable for each Share upon the exercise of the Option. This price shall be specified either:
(a)

as a stated figure, being not less than the nominal value of a Share but as otherwise representing either, if then known, the actual Market value of a Share on the likely Grant Date, or else the Board’s estimate of the Market value of a Share on the date of the invitation, such estimate being couched in terms which require the Board, on the Grant Date, to revise the price to a figure equal to, or not manifestly less than, the actual Market value of a Share on the Grant Date; or

(b)	as a sum which is to be equal to whichever is the higher of some stated figure (being not less than the nominal value of a Share and the Market value of a Share on the Grant Date;
iv.	specify a date by which the Employee’s application must be received by the Company; and
v.	refer the Employee to all the provisions of the Scheme.
4	GRANT OF OPTIONS
(A)

Subject to Rules 4(B) to 4(D), the Board may in its absolute discretion at any time not later than 10th January 2007 grant Options to any Employee who is eligible therefore (having regard to Rule 2(B)), provided that the grant of Options shall be so restricted that the total number of Shares which are issued are issued or liable to be issued pursuant to the exercise of Options shall not exceed whichever is the lesser of 1,000,000 Shares and two per cent of:

i.	the Shares in issue on the Starting Date; plus

ii.	any increase prior to July 15, 2007 in the number of the issued Shares, ignoring Shares issued pursuant to this Scheme and any Shares issued pursuant to any other share option scheme;

provided further that the maximum number of that may be granted pursuant to Options under the Scheme shall be 2,000,000, as adjusted in accordance with Rule 8 below.

(B)	No Option shall be granted at any time:
i.	during either:
(a)	the period beginning on the Accounting Date in each year and ending with the date of the publication of the Company’s results for the period ending with that Accounting Date; or
(b)	the period beginning six months after the Accounting Date in each year and ending with the date of the publication of the Company’s results for that six month period; or
ii.	to any Employee who at the relevant Grant Date will have less than two years’ service to complete before reaching the age at which he would be expected to retire; or
iii.	unless the Board shall have made to the Employee in an invitation to apply for such an Option, being an invitation which complies with the requirements of Rule 3.
(C)

Upon receipt of an Application for an Option, the Board may (subject to Rules 7(A) and 11) resolve to accept the application and, upon so resolving, shall grant the Option, provided that the application:

i.	is accompanied by the sum of £1 in consideration of the grant of the Option;
ii.	contains an undertaking by the Employee to be bound by all provisions of the Scheme; and
iii.	generally complies with the rules of the Scheme.
(D)	If the Board resolves to grant an Option, it shall as soon as reasonably practicable after the Grant Date issue to the Employee concerned a certificate specifying:
i.	the Grant Date;
ii.	the maximum number of Shares which may be issued pursuant to the exercise of the Option;
iii.

the price payable for each Share upon the exercise of the Option; if the price has been increased pursuant to Rule 3(A)(iii) beyond the figure stated in the invitation made to the Employee, the certificate shall draw attention to this fact and shall give the Employee the right to rescind the Option within fourteen days after he receives the certificate and to be repaid his £1;

iv.	the earliest and latest dates (determined in accordance with Rule 6(B)) on which notices exercising the Option to any specified extent may be given; and

v.	a statement drawing attention to the right to exercise the Option (after death) conferred by Rule 5(B).
5	INALIENABILITY OF OPTIONS
(A)	Subject to Rule 5(B), no Option shall be capable of being assigned, transferred, mortgaged, charged or otherwise disposed of or encumbered (whether in whole or in part), and if any Participant shall:
i.	purport or attempt to assign, transfer, mortgage, charge or otherwise dispose of or encumber the Option (whether in whole or in part); or
ii.	be adjudged bankrupt;

the Option shall immediately lapse.

(B)

If any Employee to whom an Option is granted shall (prior to exercising it fully) die within ten years after the Grant Date, such Option may be exercised by his personal representatives not later than one year after the date of his death, provided that they may not exercise the Option to any greater extent than the deceased Employee would have been able to at the date of his death, having regard to the provisions of Rule 6(B). Any such exercise by the personal representatives shall be subject always to the provisions of Rules 7(A) and 11.

6	EXERCISE OF OPTIONS
(A)	The exercise of any Option shall be effected by a notice which shall:
i.	specify the number of Shares in respect of which the Option is exercised;

ii.	be accompanied by payment to the Company of an amount equal to the product of that number of Shares and the subscription price payable for each Share under the Option; and
iii.	unless the Board otherwise permits, be accompanied by the certificate issued in respect of the Option.
(B)	An Employee to whom any Option is granted may not, without the permission of the board, exercise that Option:
i.	earlier than three, or later than ten, years beginning with the Grant Date; or more than 25 per cent of the total number of Shares to which the Option relates;
ii.	earlier than six years after the Grant Date, in respect of more than 25 per cent of the total number of Shares to which the Option relates; or
iii.	earlier than nine years after the Grant Date, in respect of more than 50 per cent of the total number of Shares to which the Option relates;

provided that nothing in this Rule 6(B) shall restrict or prevent an Employee from exercising any Option pursuant to Rules 7(B), 7(C) or 9 in respect of 100 per cent of the total number of Shares to which the Option relates.

For the avoidance of doubt, it is hereby declared that the exercise of any Option pursuant to Rule 5(B) shall be fully subject to this Rule 6.2 and shall be treated for the purposes only of this Rule 6(B) as an exercise by the deceased Employee on the date of his death.

(C)

Notwithstanding Rule 6(B), an Employee may not exercise any Option granted to him if he is not eligible to exercise it pursuant to Rule 2(B). Due regard shall also be had to Rules 7(A) and 11 for the purpose of determining whether any Option may be exercised at any given time.

(D)	If any Employee shall cease to be an Employee:

i.

on retirement at or after normal retirement age, or by reason of injury, disability, ill health or redundancy (within the meaning of the Employment Protection (Consolidation) Act 1978), any Option which may previously have been granted to him and which remains wholly or partly unexercised shall lapse unless, subject always to Rule 6(B), it is exercised no later than six months (or such longer period as the Board may allow) after the date of the said cessation, provided that the Board may in its absolute discretion, in any particular case prior to the expiry of that period, resolve that the Option in question shall, to the extent that it remains unexercised or to any lesser extent that the Board may specify, lapse as from the date of such resolution; or

ii.

otherwise than on death or as described in paragraph (i) of this Rule 6(D), any Option which may previously have been granted to him and which remains wholly or partly unexercised shall immediately cease to be exercisable and shall lapse three months after the said cessation, unless within that three month period the Board in its absolute discretion resolves that the Option in question shall be treated as if the cessation fell within paragraph (i) of this Rule 6(D). For the avoidance of doubt, it is hereby declared that if the said cessation arises in consequence of a Participating company ceasing to be such, this paragraph (ii) shall apply.

(E)

Within 30 days after any Option has been exercised, the Board on behalf of the Company shall allot to the Participant the number of Shares in respect of which the Option has been exercise, provided that no Shares shall be allotted to a Participant if:

i.	such allotment would be contrary to any enactment or regulation for the time being in force in the United Kingdom or any other country having jurisdiction in relation thereto; or
ii.

within 30 days after the Option has been exercised and prior to the allotment of the Shares, the Participant (having been an Employee on the date when he exercised the Option) ceases to be an Employee and his cessation falls within paragraph (ii) of Rule 6(D).

(F)	As soon as reasonably practicable after allotting any Shares as aforesaid, the Board shall:
i.	issue to the Participant a share certificate in respect of the Shares allotted;

ii.

if the Option remains partially unexercised, either amend the Option certificate to indicate the number of Shares in respect of which the Option may still be exercised and return it to the Participant, or issue to him a new certificate which shall contain all the information which would have been contained in an amended certificate; and

iii.

if there shall have been granted to the Company a listing on The Stock Exchange or permission for the Shares to be dealt in on the Unlisted Securities Market, apply to the Council of The Stock Exchange for, and use its best endeavours to obtain, whichever of the following is appropriate:

(a)	the admission of the said Shares to the Official List; and
(b)	permission to deal in the said Shares on the Unlisted Securities Market of The Stock Exchange.
(G)

All Shares allotted pursuant to the exercise of Options shall rank pan passu in all respects with the Shares in issue on the date of allotment, provided that if, under the terms of a resolution passed or an announcement made by the Company prior to the date of exercise of an Option, any dividends or rights relating to shares are to be or are proposed to be paid to or conferred on the holders of Shares on the register on a date prior to such date of exercise, the Shares to be issued upon such exercise will not rank for such dividend or other rights.

(H)	The Board shall at all times use its best endeavours to ensure that the Company has available sufficient unissued Shares to meet any exercise of any Option.
7	TAKE-OVER OF THE COMPANY
(A)	Options may be neither granted nor exercised if and for so long as both:
i.	the Shares are not shares of a class Quoted on a Recognised Stock Exchange; and
ii.	the Company comes or remains under the Control of any other company:
(a)	which is (or would if resident in the United Kingdom be) a close company within the meaning of Part XI of the Act; or
(b)	whose shares are not Quoted on a Recognised Stock Exchange.
(B)

Subject to sub-clause (4) if a general offer is made to all the holders of Shares (or all such holders other than the offer and/or any person controlled by the offer and/or any person acting in concert with the offer) and such offer is or becomes unconditional in all respects, the Board shall immediately by notice in writing describe those events to each Participant, and any Option remaining wholly or partly unexercised may, if the Board so decides, (subject to Rule 7(A)) be exercised (in whole or in part as decided by the Board) within 42 days after the date of the offer becoming or being declared unconditional, and, where the Board has exercised its discretion to permit the exercise (or partial exercise) of such Option, the Board shall use its best endeavours to procure that such an offer shall be extended to any Shares felling to be issued upon the exercise of any Options under this Rule 7(B); but (subject to Rule 7(C)) any such Options not exercised within that period shall nevertheless continue to be exercisable in accordance with this Scheme.

(C)	Subject to sub-clause (4) if any one person either:
i.	acquires or becomes unconditionally entitled to acquire all the issued shares of the Company; or
ii.	becomes entitled and bound to acquire any Shares under sections 429 and 430 of the Companies Act 1985 (right of offeror to buy out minority shareholders);

(whichever of such events occurs being referred to in this Rule as the “relevant event”) the Board shall immediately by notice in writing describe the general nature of the relevant event to each Participant, and any Option remaining wholly or partly unexercised may, if the Board so decides, (subject to Rule 7(A)) be exercised (in whole or in part as decided by the Board) within 42 days from the first occurrence of the relevant event or within 14 days after the date of the Board’s notice (whichever shall allow the longer period). Every Option shall cease to be exercisable upon the expiry of that period, but shall continue in existence until the latest permissible time for so doing has passed, whereupon it shall lapse.

(D)

For the avoidance of doubt, it is hereby declared that Rules 7(B) and 7(C) shall not have effect at any time if the conditions described in Rules 11(C) and 11(D) are not fulfilled by the Shares at that time.

(E)

Where the Board does not exercise its discretion pursuant to Rule 7(B) or (C) to permit the exercise of any Option or exercises its discretion only in respect of part of any Option, the Board shall use its best endeavours to put in place an arrangement whereby the affected Participant has the opportunity to release such unexercised Option for cash, a new option or otherwise on terms, in each case, which are, in the Board’s opinion, fair and reasonable but no more favourable to the Participant than if he had been allowed to exercise his Option under Rule 7(B) or (C).

(F)	If, as a result of events specified in Rules 7(B), 7 (C) or otherwise, a company (the “Successor Company”) obtains control of the Company and:
i.	the shareholders of the Successor Company, immediately after it has obtained control, are substantially the same as the shareholders of the Company before then; or
ii.	the obtaining of Control is pursuant to a merger with the Company; and
iii.	the Company and the Successor Company consent to the replacement of Options under this Rule 7(F);

then Options will not become exercisable solely as a result of the events specified in Rule 7(b) or 7(C), all Options under the Scheme will be deemed to be replaced with substitute options to acquire shares in the Successor Company in accordance with Rule 7(G) below, and the Board shall have no obligation to provide the notice described in Rule 7(b) or 7(C).

(G)	Where an Option is deemed to be replaced under Rule 7(F) the Participant will be issued the substitute option, as follows:

i.	the substitute option will be in respect of shares of the Successor Company;
ii.	the substitute option will be economically equivalent to the Option that was replaced;
iii.	the substitute option will be treated as having been acquired at the same time as the Option that was replaced and will be exercisable in the same manner and at the same time;
iv.	the substitute option will be subject to the rules as they last had effect in relation to the Option that was replaced; and
v.

with effect from the replacement, the provisos to Rule 10 will be omitted and the rest of the Rules will be construed in relation to the substitute option as if references to Shares were references to the shares in the Successor Company and references to the Company were references to the Successor Company.

8	VARIATION OF CAPITAL
(A)

In the event of any increase or variation of the share capital of the Company by way of capitalisation or rights issue, sub-division, consolidation, reorganisation or reduction, the Board shall make such adjustments as it considers fair and reasonable, and the mention made of:

i.	the number of Shares in Rule 4(A); and
ii.	in the case (only) of a sub-division or consolidation,, the par value of the Shares in Rule (A), shall be read and construed as if modified accordingly.
(B)	An adjustment made under this Rule shall be to one or more of the following:
i.	the number and kind and par value of Shares or other securities in respect of which any Option may be exercised;
ii.	the subscription price payable for each Share under any Option; and
iii.	where an Option has been exercised but no Shares have been allotted, the number and kind of Shares or other securities which may be allotted and the subscription price payable for each Share.
(C)	No adjustment shall be made:

i.

except in the case of a capitalisation issue, without the prior confirmation in writing by the auditors of the Company that it is in their opinion fair and reasonable. In giving their opinion, the auditors shall be deemed to be acting as experts and not as arbitrators, and accordingly the Arbitration Acts 1950 to 1979 shall not apply; nor

ii.	such as to result in the subscription price payable for any Share under any Option being reduced to less than the par value of that Share.
(D)	As soon as reasonably practicable after making any adjustment, the Board shall give notice in writing thereof to any Participant affected thereby.

9	WINDING UP, RECONSTRUCTION, ETC

If under section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Board shall immediately notify every Participant whereupon any Option remaining unexercised may (subject to Rules 7(A) and 11) be exercised before the expiry of one month after the date of the notification, but if not exercised within that period shall lapse.

10	ALTERATIONS
(A)

The Board may at any time make any alteration to the provisions of this Scheme; provided that the Board shall not without the prior sanction of the Company in general meeting make any alteration which is to the advantage of Participants or persons who might become Participants and which affects any of the following matters:

i.	the duration of the Scheme and the periods during which Options may be granted;
ii.	the eligibility of persons to be granted and/or to exercise any Option;
iii.	the basis for calculating the price payable for a Share upon the exercise of an Option;
iv.	the limits on the number of shares in respect of which Options may be granted;
v.	the nature of the share capital in respect of which options may be granted pursuant to this Scheme;
vi.	the restrictions on the transfer, assignment, mortgaging, charging or other disposition of any Option;
vii.	the restrictions on the exercise of Options;
viii.	the rights attaching to the Shares;
ix.	the provisions of this Scheme concerning reorganisations of capital and takeovers;
x.	the provisions of this Scheme concerning the winding up of the Company;
xi.	the provisions of this Scheme governing the amendment of the Scheme; and
xii.	the price payable for the grant of an Option.
(B)	As soon as reasonably practicable after making any alteration to this Scheme, the Board shall give notice in writing thereof to any Participant affected thereby.
(C)	The rights already acquired by a Participant under the Scheme shall have effect subject to any duly sanctioned alteration to the Scheme.

11	THE SHARES
(A)	No Option may be granted at any time unless the conditions described in Rules 11(C) and 11(D) are fulfilled at that time.
(B)	No Option may be exercised at any time unless the conditions described in Rules 11(C) and 11(D) are fulfilled at that time.
(C)	The Shares which may be issued upon any exercise of an Option must be:
i.	fully paid up;
ii.	not redeemable; and
iii.

not subject to any restrictions other than restrictions which attach to all the Shares for the time being in issue; and for these purposes there shall be regarded as a restriction attaching to Shares any contract, agreement, arrangement or condition by which the freedom of the holder to dispose of the Shares or of any interest in them or of the proceeds of their sale or to exercise any right conferred by them is restricted or by which such a disposal or exercise may result in any disadvantage to him or to a person connected with him (within the meaning of section 839 of the Act); except that there shall not be regarded as a restriction for these purposes:

(a)

so much of any contract, arrangement or condition as contains provisions similar in purpose and effect to any of the provisions of the Model Rules set out in the Model Code for Securities Transactions by Directors of Listed Companies issued by The Stock Exchange in November 1984; and

(b)	any terms of a loan making provision about how it is to be repaid or the security to be given for it.
(D)

For the avoidance of doubt, it is hereby declared that where an Option is prohibited from being exercised by any provision of this Scheme, the Option shall nevertheless continue in existence until either:

i.	it lapses in accordance with this Scheme; or
ii.	the Option is fully and duly exercised in accordance with this Scheme, the state of affairs prohibiting the Option from being exercised having meanwhile ceased to exist.
12	NOTICES

Any notice or other communication under or in connection with the Scheme may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director of the Company, either to his last known address or to the address of the place of business at which he performs the whole or most of the duties of his office or employment; and where a notice or other communication is given by first class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

13	COMPENSATION ON DISMISSAL

An Employee who is dismissed from any office or employment by virtue of which he is eligible to participate in the Scheme shall not be entitled to any damages, additional damages or other compensation in respect of any alteration or loss of any right or benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed, whether such compensation is claimed for unfair dismissal, breach of contract, loss of office or otherwise.

14	ADMINISTRATION AND COSTS

The Scheme shall in all respects be administered under the direction of the Board. The Board may make such rules for the conduct of the Scheme, not being inconsistent with the provisions hereof, as it shall think fit. Any dispute regarding the interpretation of the Scheme or the terms of any Option shall be determined by the Board (upon such advice as it shall consider necessary) and its decision shall be final and binding. All costs of and incidental to the management and implementation of the Scheme shall be borne by the Company.